U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

J.P. Morgan Partners (SBIC), LLC
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   (Last)                            (First)              (Middle)

c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas-40th Floor
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                                    (Street)

New York                        New York                        10020
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

March 8, 2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Encore Acquisition Company ("EAC")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Class B Common Stock                      100,000                     D
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:



J.P. Morgan Partners (SBIC), LLC


    /s/ Arnold L. Chavkin                                     3/8/01
By: ---------------------------------------------     -----------------------
    Arnold L. Chavkin                                          Date
    Executive Vice President







** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



NAME AND ADDRESS OF                     DESIGNATED                 DATE OF EVENT      ISSUER NAME, TICKER
 REPORTING PERSON                       REPORTER (Note 1)          REQUIRING           OR TRADING SYMBOL
                                                                   STATEMENT
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
J.P. Morgan Partners (BHCA), L.P.       J.P. Morgan Partners       March 8, 2001        Encore Acquisition Company  ("EAC")
c/o J.P. Morgan Partners, LLC           (SBIC), LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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JPMP Master Fund Manager, L.P.          J.P. Morgan Partners       March 8, 2001        Encore Acquisition Company ("EAC")
c/o J.P. Morgan Partners, LLC           (SBIC), LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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JPMP Capital Corporation                J.P. Morgan Partners       March 8, 2001        Encore Acquisition Company ("EAC")
c/o J.P. Morgan Partners, LLC          (SBIC), LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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J.P. Morgan Chase & Co.                J.P. Morgan Partners        March 8, 2001        Encore Acquisition Company ("EAC")
c/o J.P. Morgan Partners, LLC          (SBIC), LLC
270 Park Avenue
35th Floor
New York, NY 10017
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Chatham Ventures, Inc.                  J.P. Morgan Partners       March 8, 2001        Encore Acquisition Company ("EAC")
c/o J.P. Morgan Partners, LLC          (SBIC), LLC
1221 Avenue of the Americas
New York, NY  10020
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
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                                                             TITLE OF DERIVATIVE
                                                             SECURITIES AND
                                                             TITLE AND AMOUNT
 NAME AND ADDRESS OF                TITLE AND AMOUNT OF      OF SECURITIES        OWNERSHIP FORM:   NATURE OF INDIRECT    DISCLAIMS
  REPORTING PERSON                  SECURITY                 UNDERLYING           DIRECT (D) OR     BENEFICIAL OWNERSHIP  PECUNIARY
                                                             DERIVATIVE           INDIRECT (I)                            INTEREST
                                                             SRCURITIES
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
J.P. Morgan Partners (BHCA), L.P.    Class B Common Stock     N/A                   I              See Explanatory        No
c/o J.P. Morgan Partners, LLC          100,000                                                      Note 2 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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JPMP Master Fund Manager, L.P.       Class B Common Stock     N/A                   I              See Explanatory        No
c/o J.P. Morgan Partners, LLC          100,000                                                     Note 3 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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JPMP Capital Corporation             Class B Common Stock     N/A                   I              See Explanatory        No
c/o J.P. Morgan Partners, LLC          100,000                                                     Note 4 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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J.P. Morgan Chase & Co.              Class B Common Stock     N/A                   I              See Explanatory        No
270 Park Avenue                        100,000                                                      Note 5 below
35th Floor
New York, NY 10017
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Chatham Ventures, Inc.               Class B Common Stock     N/A                   I              See Explanatory        No
c/o J.P. Morgan Partners, LLC         100,000                                                      Note 6 below
1221 Avenue of the Americas
40th Floor
New York, NY 10020
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


Explanatory Notes:


1) The Designated Reporter is executing this report on behalf of all Reporting Persons, each of whom has authorized it to do so; each of the Reporting Persons disclaims beneficial ownership of the Issuer's securities to the extent it exceeds such Person's pecuniary interest.

2) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by J.P. Morgan Partners (SBIC), LLC ("JPM SBIC"). The Reporting Person is the sole member of JPM SBIC.

3) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by JPM SBIC, a portion of which may be deemed attributable to the Reporting Person because it is the sole general partner of J.P. Morgan Partners (BHCA), L.P. ("JPM BHCA"), the sole member of JPM SBIC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within JPM BHCA.

4) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by JPM SBIC, a portion of which may be deemed attributable to the Reporting Person because it is the general partner of JPMP Master Fund Manager, L.P. ("MF Manager"), the general partner of JPM BHCA (the parent of JPM SBIC). The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within JPM BHCA and MF Manager.

5) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by JPM SBIC, a portion of which may be deemed attributable to the Reporting Person because it is the sole stockholder of JPMP Capital Corporation (the general partner of MF Manager) and of Chatham Ventures, Inc., the limited partner of JPM BHCA. The actual pro rata portion of such beneficial ownership that may be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within JPM BHCA and MF Manager.

6) The amounts shown in Table I represent the beneficial ownership of the Issuer's equity securities by JPM SBIC, a portion of which may be deemed attributable to the Reporting Person because it is the sole limited partner of JPM BHCA, the parent of JPM SBIC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the Reporting Person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within JPM BHCA.